                                                                   EXHIBIT 10.31

April 26, 2005


Mr. Eutimio L. Sena
President & Chief Executive Officer
Cell Robotics International, Inc.
1549 Eagle Ridge Lane N.E.
Albuquerque, New Mexico 87122

Subject:  Employment Agreement Superceding June 16, 2003 Employment Agreement

Dear Mr. Sena:

The Compensation Committee and the Board of Directors have approved a new Employment Agreement, is effective April 26, 2005 and is retroactive to July 1, 2003. This new agreement adjusts your annual base salary to $290,000. In addition, this new agreement addresses the calculation of your bonus pay. Executing this Employment Agreement renders the June 16, 2003 Employment Agreement null and void.

Adjusted Annual Base Compensation:

Your adjusted annual base salary as of the date of this Agreement shall be $290,000. The annual base salary shall be paid every two (2) weeks but no less than monthly. Fifty percent (50%) of your of your annual base salary will be paid in cash and the balance will be paid in registered shares of the company's common stock. The number of shares issued as base salary will be calculated using a 25% discount to the monthly average market closing price and calculated each month. Shares will be issued on the day following each calendar quarter.

In addition to annual base salary, you will also be granted registered, non-qualified stock options. The number of options granted shall be equal to 25% of the common stock paid as salary compensation, will have a 5 year exercise period from the date of issue, will have exercise prices equal to 150% of the market closing price on the date of issue and will be calculated each month. Options will be granted on the day following each calendar quarter. The stock options shall immediately vest and will have a "cashless exercise" feature.

Earned and Unpaid Compensation

In terms of your accrued and unpaid salary portion of your compensation for the period July 1, 2003 through April 30, 2005, the Company shall pay you $290,000 as your annual base salary for each twelve-month period, less shares in lieu of cash previously issued through October 31, 2003. Fifty percent (50%) of your annual base salary shall be paid in cash and the balance shall be paid in registered shares of the company's common stock. The number of shares issued as salary in lieu of cash, shall be calculated using a fixed value of Thirteen Point Two Cents ($0.1320) per share.

In addition to annual base salary for this period, you will also be granted registered, non-qualified stock options for the earned and unpaid salary. The number of shares subject to options that will be granted will be equal to 25% of the common stock paid as salary compensation for the period above, will have a 5 year exercise period from the date of issue and will have an exercise price equal to 150% of the market closing price on April 26, 2005. The stock options shall immediately vest and will have a "cashless exercise" feature.

You will also be paid for 7 1/2 weeks of earned and unused vacation at the modified base compensation rate.

Bonus Compensation:

In addition to your annual base salary, you will be paid a Bonus equal to $80,000 per $1,000,000 of the proceeds, if any, from the CRII-SASCO Business Trust investment. The Bonus Payment shall be paid in cash, from time to time, no later than five (5) days after receipt of each payment of the proceeds by the company from the Investor.

Employee Benefits:

In addition to your annual salary, you will be eligible for employee benefits, including health, dental, life, and long-term disability coverage. Upon meeting certain eligibility criteria, you will also be eligible to participate in the company's 401(k) plan. The 401(k) plan provides for a Company matching contribution of 25% of your contribution. The Company's matching contribution is limited to 6% of your annual salary. You will receive 25 days paid vacation, and 9 sick days per calendar year.

Modifications to Compensation Arrangement:

Upon successfully closing an investment funding transaction that is sufficient to execute an approved Business Plan, the 50% stock in lieu of cash compensation arrangement described above will be modified. You and the Company will renegotiate new terms of your compensation, making appropriate market adjustments to cash salary compensation, deferred compensation, incentive compensation, stock grants and options and benefit programs and other adjustments commensurate with your position as President & Chief Executive Officer.

If the terms of this modified agreement are agreeable to you, please indicate your acceptance by signing below.

Best regards,


/s/ Oton Tisch                                 s/ David Mueller
--------------------------------------         --------------------------------
Oton Tisch                                     David Mueller
Chairman, Board of Directors                   Chairman, Compensation Committee
Member, Compensation Committee                 Member, Board of Directors

Accepted:


  /s/ Eutimio L. Sena
--------------------------------------
Eutimio L. Sena

Date: April 26, 2005
      ---------------



                                       69